Exhibit 99.1
MARKETAXESS REPORTS 2008 FIRST QUARTER RESULTS
Diluted EPS of $0.05 on Revenue of $22.9 Million
First Quarter Financial Highlights*
•	Diluted earnings per share of $0.05 versus $0.07.
•	Revenues of $22.9 million, down 3.5%.
•	Total expenses of $20.0 million, up 3.5%.
•	Pre-tax margin of 12.9%.

*All comparisons versus first quarter 2007.
NEW YORK, May 7, 2008 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the first quarter ended March 31, 2008.
Total revenues for the first quarter of 2008 decreased 3.5% to $22.9 million, compared to $23.8 million for the first quarter of 2007. Pre-tax income for the first quarter of 2008 was $3.0 million, compared to $4.5 million for the first quarter of 2007, a decrease of 33.7%. Net income for the first quarter of 2008 totaled $1.6 million, or $0.05 per share on a diluted basis, compared to $2.5 million, or $0.07 per share on a diluted basis, for the first quarter of 2007.
For the first quarter of 2007, pre-tax margin was 12.9%, compared to 18.8% for the first quarter of 2007.
Richard M. McVey, chairman and chief executive officer of MarketAxess, commented, “Our base of recurring revenue, the improving quality of business traded over the MarketAxess platform, and growing contributions from new businesses all helped to preserve profitability and cash flow through these extraordinary times for credit markets, although trading volumes during the first quarter continued to be negatively impacted by dealer balance sheet constraints. Our strategy to increase client technology integration and expand customer order flow is on track, and we continue opportunistically to explore means to enhance the liquidity available to our dealer and investor clients on our platform. Importantly, business diversification is improving, advanced by our acquisition of Greenline Financial Technologies, Inc. (“GFT”), and we see significant opportunities for growth when market conditions stabilize.”
First Quarter Results
Total revenue for the first quarter of 2008 decreased 3.5% to $22.9 million, compared to $23.8 million for the first quarter of 2007. Commission revenue totaled $19.3 million on total trading volume of $64.5 billion for the first quarter of 2008, compared to $20.7 million in commission revenue on total trading volume of $104.5 billion for the first quarter of 2007. U.S. high-grade corporate bond commissions decreased 9.4% to $12.4 million on trading volume of $38.8 billion for the first quarter of 2008, compared to $13.7 million in commissions on trading volume of $60.8 billion for the first quarter of 2007. U.S. high-grade fixed-rate and floating-rate bond trading volume in the first quarter of 2008 totaled $33.5 billion and $2.8 billion, respectively, compared to $40.4 billion and $15.5 billion, respectively, in the first quarter of 2007. Total U.S. high-grade trading volume includes single-dealer inquiries of $2.4 billion and $4.9 billion for the first quarter of 2008 and the first quarter of 2007, respectively. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume decreased to an estimated 7.3% for the first quarter of 2008, compared to an estimated 9.4% for the first quarter of 2007.
European high-grade corporate bond commissions decreased 3.5% to $4.6 million on trading volume of $8.1 billion for the first quarter of 2008, compared to $4.8 million in commissions on trading volume of $28.3 billion for the first quarter of 2007. European high-grade bond commissions in the first quarter of 2008 included distribution fees of $3.7 million and variable transaction fees of $0.9 million, based on the European pricing plan that was introduced in June 2007.
Other commissions, which include emerging markets, high yield, credit default swaps and agencies, increased 2.1% to $2.3 million on trading volume of $17.6 billion for the first quarter of 2008, compared to $2.3 million in commissions on $15.3 billion in trading volume for the first quarter of 2007.
Technology products and services, which reflects revenue for technology licenses, support and professional services from our recent acquisitions of GFT and Trade West Systems (“TWS”), totaled $0.8 million in the first quarter of 2008.
Other revenue, which consists of information and user access fees, investment income and other revenue, decreased 5.6% to $2.9 million for the first quarter of 2008, compared to $3.0 million for the first quarter of 2007.
There were a total of 61 and 62 trading days in the U.S. and U.K., respectively, in the first quarter of 2008, compared to 62 and 64 trading days in the U.S. and U.K., respectively, in the first quarter of 2007.
Total expenses for the first quarter of 2008, which include expenses from the acquisition of GFT and TWS, increased 3.5% to $20.0 million, compared to $19.3 million for the first quarter of 2007. Employee compensation and benefits expense, which includes $0.4 million in severance costs, decreased 4.2% to $11.0 million, compared to $11.5 million for the first quarter of 2007. Professional and consulting expenses increased 17.3% to $2.2 million, compared to $1.8 million for the first quarter of 2007. General and administrative expenses increased 32.8% to $1.6 million, compared to $1.2 million for the first quarter of 2007.
Pre-tax income for the first quarter of 2008 was $3.0 million, compared to $4.5 million for the first quarter of 2007. Pre-tax margin was 12.9% for the first quarter of 2008, compared to 18.8% for the first quarter of 2007.
The effective tax rate for the first quarter of 2008 was 46.2%, compared to 45.2% for the first quarter of 2007. The first quarter 2008 effective tax rate was unfavorably impacted by the absence of a research and development tax credit, a decrease in tax-exempt investment income and a relative increase in non-deductible expenses.
Net income for the first quarter of 2008 was $1.6 million, or $0.05 per diluted share, compared to $2.5 million, or $0.07 per diluted share, for the first quarter of 2007.

Employee headcount as of March 31, 2008 was 202, compared to 171 as of March 31, 2007. First quarter 2008 headcount includes the addition of 25 employees from the acquisition of GFT on March 5, 2008.
Balance Sheet Data
As of March 31, 2008, total assets were $200.8 million and included $88.6 million in cash, cash equivalents and securities, and a deferred tax asset of $39.0 million. Total stockholders’ equity as of March 31, 2008 was $180.0 million and book value per common share was $5.39, based on 33.4 million weighted-average diluted shares outstanding.
Acquisition of Greenline Financial Technologies
On March 5, 2008 the Company closed the acquisition of GFT for total consideration of $40.8 million in cash and stock, consisting of $35.0 million in cash and MarketAxess shares valued at $5.8 million, with additional cash consideration of up to $3.0 million contingent on attainment of certain earn-out targets.
Founded in 2000, GFT develops software solutions that include a full suite of FIX message testing, monitoring, and management support tools designed to ensure reliable, high-volume throughput of critical electronic transaction messages. In addition to FIX-related products and services, GFT has a growing professional services business that provides clients with custom system development and proprietary software solutions.
Updated Guidance for 2008
The Company is updating its full-year 2008 expense guidance previously announced on the fourth quarter and full-year 2007 earnings conference call on February 6, 2008. The Company now expects total expenses for 2008 to be between $81.0 million and $84.0 million. This guidance includes the addition of GFT-related expenses and downward adjustments to performance driven variable incentive compensation.
The Company now expects its full-year 2008 capital spending, which includes hardware and software, to be in the range of $5.0 million to $7.0 million.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 800-299-6183 (U.S.) or 617-801-9713 (international). The passcode for all callers is 61669145. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 34015829. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 670 active institutional investor clients can access the liquidity provided by our 30 broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we provide connectivity solutions that facilitate the trading process by electronically communicating order information between trading counterparties and we provide our clients with ancillary technology services. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our broker-dealer clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
# # #
Media and Investor Relations Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
Sharron Silvers
Gavin Anderson & Co.
+1-212-515-1931

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended
	March 31
	2008	2007
	($ in thousands, except per share data)
	(unaudited)	(unaudited)
Revenues
Commissions
U.S. high-grade	$12,402	$13,682
European high-grade	4,589	4,754
Other	2,304	2,257

Total commissions	19,295	20,693
Information and user access fees	1,481	1,354
Investment income	991	1,222
Technology products and services	767	25
Other	405	471

Total revenues	22,939	23,765

Expenses
Employee compensation and benefits	11,018	11,503
Depreciation and amortization	1,780	1,911
Technology and communications	2,106	1,763
Professional and consulting fees	2,153	1,836
Occupancy	767	749
Marketing and advertising	583	353
General and administrative	1,568	1,181

Total expenses	19,975	19,296

Income before taxes	2,964	4,469
Provision for income taxes	1,368	2,019

Net income	$1,596	$2,450

Per Share Data:
Earnings per share:
Basic	$0.05	$0.08
Diluted	$0.05	$0.07

Weighted-average common shares:
Basic	32,413	30,813
Diluted	33,395	34,527

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	March 31, 2008	December 31, 2007
	($ in thousands)
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$54,299	$72,711
Securities available for sale	34,290	51,579
Deferred tax assets, net	38,960	37,207
All other assets	73,242	36,869

Total assets	$200,791	$198,366

Liabilities and Stockholders’ Equity

Total liabilities	$20,787	$23,969
Total stockholders’ equity	180,004	174,397

Total liabilities and stockholders’ equity	$200,791	$198,366

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended
	March 31
	2008	2007
	($ in millions)
	(unaudited)	(unaudited)
U.S. high-grade — multi dealer [1,2]
fixed-rate	$33,547	$40,412
floating-rate	2,838	15,479
U.S. high-grade — single dealer	2,406	4,937
European high-grade	8,066	28,340
Other[2]	17,617	15,289

Total	$64,474	$104,457

	Average Daily Volume
	Three Months Ended March 31
	2008	2007
	($ in millions)
	(unaudited)	(unaudited)
U.S. high-grade [1,2]	$636	$981
European high-grade	130	443
Other[2]	289	247

Total	$1,055	$1,671

Number of U.S. Trading Days [3]	61	62
Number of U.K. Trading Days [4]	62	64

[1]	Effective March 2008, the Company began reporting separately U.S. high-grade fixed-rate and floating-rate trading volumes.

[2]	Volumes from the Company’s DealerAxess® interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with FINRA TRACE reporting standards, both sides of each DealerAxess® trade are included in the Company’s reported trading volumes.

[3]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

[4]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.